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                                                                  Exhibit 10.75

                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (this "Agreement") is entered into as of June 10, 1998 by and between WWC Holding Co., Inc., a Delaware corporation ("Purchaser"), Celludyne II, Inc. a Nevada corporation ("Seller"), and Western Wireless Corporation, a Delaware corporation, as guarantor pursuant to Section
15.2. Purchaser and Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                    RECITALS

        WHEREAS, Seller is the holder of the non-wireline cellular radio telephone license granted by the Federal Communications Commission (the "FCC" or the "Commission") for the Colorado 4 - Park Rural Service Area, Market No. 351A (the "System");

        WHEREAS, the Parties desire that Purchaser acquire from Seller all of the assets of the System including, among other things, all of the authorizations issued by the FCC and, to the extent assignable, any state or local government for the operation of the System, all in accordance with the terms and conditions set forth in this Agreement; and

        WHEREAS, the Parties have determined that it would further the development of competitive, non-wireline cellular systems in the United States to consummate the transactions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

        As used herein, the terms below shall have the following meanings:

        1.1. "Action" shall have the meaning set forth in Section 5.11

        1.2. "Affiliate" of a Person shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.



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        1.3. "Assets" shall mean all Seller's currently held assets, properties and rights, both tangible and intangible, currently used in the System and otherwise necessary to operate the Business of the System in a manner consistent with its present operations including, without limitation, the Real Property, Equipment, Authorizations, Contracts, Customer Agreements, Intellectual Property and Books and Records; provided, however, that the Assets shall not include the Excluded Assets; provided, further, that the Leadville Site, as defined in
Section 2.1.1, may be excluded from the Assets by Purchaser according to the procedure in set forth in Section 2.1.1.

        1.4. "Assumed Liabilities" shall have the meaning set forth in Section 3.1.2

        1.5. "Authorizations" shall mean the authorizations, permits and licenses issued to Seller by the FCC and any other governmental authority which relate to the System.

        1.6. "Books and Records" shall mean all the books and records currently maintained by Seller or within Seller's control and related to the Assets, the Business and the System, including without limitation, (a) books and records relating to the purchase of materials and supplies, invoices, customer lists, supplier lists, personnel records, and subscriber information, and (b) any computer software and data in computer readable and/or human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto, except for any Excluded Assets.

        1.7. "Business" shall mean all of the Seller's business and operations relating to the System.

        1.8. "Closing Date" shall mean the last business day of the month in which the FCC Consent becomes a Final Order, unless the Final Order date occurs within the last ten (10) calendar days of a month, in which case the Closing Date shall be on the last business day of the month following the month in which the FCC Consent becomes a Final Order.

        1.9. "Closing Place" shall mean such location agreed upon by the Parties or, in the absence of such an agreement, the offices of Stokes Lawrence, P.S., 800 Fifth Avenue, Suite 4000, Seattle, Washington 98104-3199.

        1.10. "Closing" shall mean the consummation of the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

        1.11. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.12. "Consents" shall mean any and all consents, approvals, authorizations or waivers of any public, governmental or regulatory body or authority, including, without limitation, the FCC Consent, and any and all consents, approvals or waivers from parties to Contracts that are (a) required for the consummation of the transactions contemplated



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by this Agreement or (b) necessary or, in Purchaser's reasonable determination, desirable in order that Purchaser (or its designee) can operate the System after the Closing Date substantially in the same manner in which it is being operated by Seller before the Closing Date.

        1.13. "Contracts" shall mean all leases, contracts, commitments, understandings and agreements relating to the System to which Seller is a party and which are set forth on Schedule 5.7, whether written or oral.

        1.14. "Customer Agreements" shall mean those agreements which are currently in effect whereby Seller has agreed to provide Service.

        1.15. "Deferred Access Revenue" shall mean amounts collected in advance by Seller from System subscribers for Service to be rendered to such subscribers after the Closing Date and which are reflected as a Liability on Seller's Financial Statements.

        1.16. "Employees" shall mean all persons employed by Seller on a full or part-time basis.

        1.17. "Environmental Laws" shall mean any and all federal, state, local or foreign statutes, rules, laws, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions relating to health, safety or the environment that are applicable to the System or the Business, including without limitation the Handling of Substances, the presence of Substances at an Operating Site or any antipollution requirements.

        1.18. "Equipment" shall mean all of the Seller's furniture, fixtures, furnishings, machinery, computer hardware, antennas, transmitters, and other personal property used in the System or located at any of the Real Property, except as listed on Schedule 1.19.

        1.19. "Excluded Assets" shall mean those assets set forth on Schedule
1.19 hereto.

        1.20. "FCC Consent" shall mean the action of the FCC granting its consent to the assignment of the FCC Authorization from Seller to Purchaser.

        1.21. "FCC Authorization" shall mean the Authorizations issued by the FCC relating to the construction and operation of the System.

        1.22. "Final Order" shall mean a Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or any other



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regulatory authorities' own motion, has expired. A Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such requests, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering or reviewing on the FCC's or any other regulatory authorities' own motion has expired, but which is subject to conditions, other than conditions generally applied in conjunction with the grant of such consents, which could materially and adversely affect the Purchaser's operation of the System and the Business as it is currently being conducted, is not (and shall not be deemed) a Final Order unless and until the Party acquiring such FCC Authorization pursuant to the terms of this Agreement has notified the assignor of such FCC Authorization of its acceptance of such conditions; provided, however, that the assignee may not unreasonably withhold its acceptance and may not, in any case, withhold its acceptance where the conditions have been caused or materially contributed to by assignee's action or inaction.

        1.23. "Financial Statements" shall have the meaning set forth in Section 5.10

        1.24. "Handling" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters in Section 1.32.

        1.25. "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, licenses, formulas, computer software, advertising slogans, advertising technology, advertising techniques, merchandising techniques, operating procedures, data and other intellectual property rights or intangible property rights of Seller and its Affiliates which are used or intended for use in connection with the System and which are assignable, as listed on Schedule 5.8.

        1.26. "Inventory" shall mean all merchandise owned by Seller and intended for resale, whether or not located on the Seller's premises, on consignment to a third party, or in transit or storage valued at its acquisition cost. For purposes of this definition and this Agreement, any item set forth on
Schedule 1.26 shall be deemed "Inventory."

        1.27. "Liabilities" shall mean liabilities, obligations or commitments of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.

        1.28. "Lien" shall mean any contract for sale (except for the sale of cellular telephone service and rentals of cellular telephone equipment to customers), claim, lease, lien, pledge, option, charge, easement, security interest, mortgage, deed of trust, right-of-way, encumbrance or adverse interest of any kind or character of any other Person relating to the Assets, System or the Business, except for Permitted Liens.



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        1.29. "Operating Site" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters in Section 1.32.

        1.30. "Permitted Lien" shall mean (i) any lien for Taxes, assessments, or other governmental charges or levies that are not yet due and payable or which are being contested in good faith in appropriate proceedings, (ii) easements, rights of way and other similar property rights which do not and will not have a material adverse effect on Seller's or Purchaser's use in a similar manner of any particular parcel of Real Property, and (iii) materialman and workman's liens created by operation of law in the ordinary course of Seller's Business for Liabilities which are reflected on the Seller's Financial Statements, and for which Seller has received no notice of enforcement or execution.

        1.31. "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

        1.32. "Pre-Closing Environmental Matters" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal, discharge, release, or other handling or disposition of any kind (collectively "Handling") at any time on or prior to the Closing Date of any toxic, hazardous, or other regulated wastes, substances, products (except for appropriate storage and use in accordance with applicable Environmental Laws of (i) reasonable amounts of gasoline or diesel fuel for the purpose of powering emergency electric power generating equipment and (ii) standard commercial batteries used in the operation of cell site equipment or cellular telephones), pollutants or materials of any kind (including, without limitation, petroleum and petroleum products, asbestos, and radon) (collectively "Substances"), either in, on, or under any real property or facility currently owned, leased or used by Seller (or an Affiliate of Seller) in connection with the System (an "Operating Site"), including without limitation the effects of such Handling of Substances on resources (e.g., air, water), Persons, or property within or outside the boundaries of any Operating Site; (b) the presence as of the Closing Date of Substances in, on or under any Operating Site regardless of how the Substances carne to rest in, on or under the Operating Site, which presence violates applicable Environmental Laws, (c) the failure on or prior to the Closing Date of any Operating Site or any operations of the System to be in compliance with any Environmental Laws, and (d) any other act, omission or condition existing prior to the Closing Date which gives rise to liability or potential liability of Purchaser under any Environmental Laws; provided, however, that this paragraph shall not include any authorized use of the radio frequencies in accordance with authorizations issued by the FCC to be employed by the Seller in the conduct of the Business.

        1.33. "Preliminary Order" shall mean an action by the FCC and any other applicable state regulatory authority consenting to or authorizing the assignment of the FCC or other Authorization or the Assets to Purchaser (or its designee), which action has not yet become a Final Order.



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        1.34. "Real Property" shall mean all real property owned or leased by or used, or intended by Seller or its Affiliates for use, in connection with the System, together with all Seller's rights to buildings, improvements, fixtures, easements, licenses (to the extent assignable), options, insurance proceeds and condemnation awards and all other rights of Seller or its Affiliates in or appurtenant thereto, all of which are listed on Schedule 5.4.2.

        1.35. "Representative" shall mean any officer, director, attorney, accountant, employee or other duly authorized agent of any Person.

        1.36. "Service" shall mean the cellular telephone service provided by Seller in the ordinary course of business of operating the System.

        1.37. "Substances" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters in Section 1.32.

        1.38. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof on Seller's Business, the Assets or the System, and any assessments against Real Property together with any interest, penalties or additional taxes attributable to such taxes and other assessments.

        1.39. "To the best knowledge" or "knowledge" of a party (or similar phrases) shall mean to the extent of matters (a) which are actually known by such party or (b) which, based on facts of which such party is aware, would be known to a reasonable Person in similar circumstances.

        1.40. "Assignment Application" shall mean that joint application filed with the FCC relating to the assignment of the FCC Authorizations to Purchaser in the manner contemplated by this Agreement.


                                   ARTICLE 2.

                               PURCHASE OF ASSETS

        2.1. Transfer of Assets. Subject to Section 2.1.1 and satisfaction of the other terms and conditions contained in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser (or its designee), and Purchaser (or its designee) will acquire, the Assets.

               2.1.1. Purchaser shall have the right to decline to assume Seller's rights and obligations under that easement commonly known as the Leadvillle Site Easement, dated



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___________, 199_, between Seller and ________ (the "Leadville Site"). If
Purchaser elects to exclude the Leadville Site from the Assets to be acquired by it, it shall so notify Seller in writing of that decision within fifteen (15) days of Purchaser's receipt of a completed phase II environmental study of the Leadville Site, but in no event less than thirty (30) days prior to the Closing Date. The exclusion of the Leadville Site from the Assets shall not exclude any other Assets located on or at the Leadville Site, and shall not result in any adjustment of the Purchase Price. Any expenses associated with the deactivation, removal, storage or transport of the Leadville Assets as a result of Purchaser's exercise of its right under this Section 2.1.1 shall be the responsibility of Purchaser.

        2.2. Purchase Price. The purchase price for the Assets shall be eighteen million five hundred thousand dollars ($18,500,000) (the "Purchase Price"), as adjusted pursuant to this Article 2, which shall be paid by Purchaser to Seller (or its designee) on the Closing Date as follows: (i) one million dollars ($1,000,000) of such Purchase Price shall be delivered to an escrow agent jointly selected by Purchaser and Seller that is located the in Southern California, which amount shall be held by the escrow agent in escrow for a period of one (1) year following the Closing Date pursuant to the terms of an escrow agreement the terms of which shall be substantially similar to those contained in the agreement attached hereto as Schedule 2.2. Such escrow shall secure the obligations of Seller pursuant to the indemnification provisions contained in Article 11 hereof; and (ii) the balance of such Purchase Price shall be paid to Seller by certified or official bank check or by bank wire transfer of immediately available funds, at the option of Seller.

        2.3.   Adjustments and Prorations.

               2.3.1. Pursuant to the procedures prescribed in Sections 2.3.3 and 2.3.4, as the case may be, the Purchase Price shall be adjusted in accordance with the following:

                      2.3.1.1. The Purchase Price shall be increased by the current assets of Seller as of the Closing Date, which shall be the sum of (i) Adjusted Accounts Receivable as of the Closing Date, (ii) Inventory, and (iii) prepaid expenses (including rent, deposits and taxes) assigned to Purchaser. For purposes of this Section 2.3, "Adjusted Accounts Receivable" shall equal the sum of the following:

                      100% of the amount of all accounts receivable outstanding from the date of billing ("Outstanding") for less than 31 days; plus

                      90% of the amount of all accounts receivable that are more than 30 days Outstanding, but less than 61 days Outstanding; plus

                      75% of the amount of all accounts receivable that are more than 60 days Outstanding, but less than 91 days Outstanding.



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                      There shall be no adjustment (i.e. 0%) for any accounts
                      receivable that are more than 90 days Outstanding.

                      2.3.1.2. The Purchase Price shall be decreased by the current liabilities of the Seller as of the Closing Date, which shall be the sum of (i) all Liabilities that relate to Seller's operation of the System, the Business and the Assets on or prior to Closing (including, without limitation, accounts payable, the current portion of any long-term Liabilities and accrued and payable taxes), (ii) subscriber deposits, and (iii) Deferred Access Revenue assumed by Purchaser; provided, however, it shall not include lease or contract liabilities being assumed by Purchaser pursuant to Section 3.1.2 of this Agreement.

               2.3.2. In addition, all revenues and all expenses arising from operation of the System before and after the Closing Date, including resale charges and other expenses payable in respect to cellular telephone services, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, sales and service charges, taxes (except for taxes arising from the transfer and assignment of the Assets hereunder), and similar prepaid and deferred items, shall be prorated between Seller and Purchaser in accordance with the principle that Seller shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and liabilities associated with ownership and operation of the System for the period on or prior to the Closing Date, and Purchaser shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and liabilities associated with the ownership and operation of the System after the Closing Date.

               2.3.3. A final settlement of all adjustments or prorations made under this Section, with payment being made by the appropriate Party in cash, shall occur no later than sixty (60) days after the Closing Date. Within such sixty (60) day period Purchaser shall provide Seller with a written statement, together with reasonable supporting documentation, of any final adjustments or prorations required by this Section 2.3.

               2.3.4. In the event that the Parties cannot agree on the amount of the final adjustments or prorations, the determination shall be made by the Denver, Colorado office of one of the "Big 6" national accounting firms selected by Seller that has not, during the prior three (3) years, been employed by either of the Parties ("Auditor"). The Auditor shall make the determination based on the express provisions of this Agreement; provided, however, that if the Auditor finds the express terms of this Agreement are not sufficient to resolve any issue or issues, the Auditor shall rely upon generally accepted accounting principles then in effect. Either Party may invoke the use of the Auditor by notifying the other Party in writing, provided that neither Party may invoke the use of the Auditor to determine the final adjustments or prorations earlier than forty (40) days after the Closing Date. The Auditor shall be required to render a decision within twenty-one (21) days after the Auditor is requested to render a determination under this Section. The decision of the Auditor shall be binding on the Parties and not subject to any judicial challenge by either



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Party. Within five (5) business days after the Auditor provides the determination to the Parties, the final payment shall be made in accordance with that determination. The expenses of the Auditor shall be paid by Seller and Purchaser in reciprocal proportion to the allocation to Seller and Purchaser of the amount in disagreement, as the case may be. For example, if the amount in disagreement is One Hundred Thousand Dollars ($100,000) and the Auditor determines that the Seller should receive Seventy Thousand Dollars ($70,000) and the Purchaser should receive Thirty Thousand Dollars ($30,000), then Seller shall pay thirty percent (30%) of the Auditor's expenses, and Purchaser shall pay seventy percent (70%).

        2.4. Allocation of Purchase Price. The Purchase Price, as adjusted pursuant to Section 2.3, shall be allocated in accordance with Schedule 2.4, to be prepared on or before the Closing and Purchaser and Seller agree to cooperate reasonably in the preparation of such Schedule. Each of the Parties agrees that
(i) such allocation represents the fair market value of the Assets and shall be binding upon it; (ii) no filings made by it with any taxing or other authority shall reflect an allocation other than in the manner agreed upon; and (iii) it shall timely make all filings required by any taxing authority, including the filing of Internal Revenue Service Form 8594. A preliminary allocation is attached as Schedule 2.4. The final allocation shall be generally consistent with Schedule 2.4.

                                   ARTICLE 3.

                               ASSUMED OBLIGATIONS

        3.1. No Assumption of Liabilities by Purchaser.

               3.1.1. Except (i) for Liabilities for which there is an adjustment in the Purchase Price pursuant to Section 2.3.1.2, and (ii) as set forth in Section 3.1.2 below, Purchaser expressly does not, and shall not, assume or be deemed to have assumed under this Agreement, or by reason of any transactions contemplated hereunder, any debts, liabilities (contingent or otherwise) or obligations of Seller, or any of its stockholders, of any nature whatsoever or any debts, liabilities (contingent or otherwise) or obligations relating to the System.

               3.1.2. Purchaser shall assume and timely pay or perform all of Seller's liabilities and obligations (i) for which there has been an adjustment in the Purchase Price pursuant to Section 2.3.1.2 and (ii) which are due after the Closing Date on those Contracts and obligations set forth on Schedule 3.1.2 (the "Assumed Liabilities").



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                                   ARTICLE 4.

                            COVENANTS AND AGREEMENTS

        4.1. Covenants of Seller. Seller covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

               4.1.1. Consummate Transactions. Seller shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, those required by all governmental authorities and agencies, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Seller in order to consummate the transactions contemplated hereby.

               4.1.2. Full Access. Seller shall give to Purchaser and its Representatives reasonable access during normal business hours to all of Seller's Employees, premises, properties, Assets, Financial Statements, Books and Records, Contracts, and other documents and commitments relating to the System and the Business, and shall furnish Purchaser and its Representatives with all such information concerning the operation of the System and the Business as Purchaser may reasonably request. This shall specifically include access to Employees responsible for (and Books and Records relating to) billing, customer service, and maintenance components of System operations. To the extent reasonably requested by Purchaser, Seller shall cooperate with and assist Purchaser in developing a comprehensive transition plan for the Business and System operations.

               4.1.3. Ordinary Course. Seller shall cause the Business to be conducted only in the ordinary course and consistent with past practices. Without limiting the foregoing, Seller shall continue to pay its bills and other obligations, all in the ordinary course of business consistent with past practices, and shall not, without the prior written consent of Purchaser, (a) incur any material obligation or liability, absolute or contingent, other than obligations (i) incurred in the ordinary course consistent with past practices and (ii) to Seller's brokers, attorneys and accountants, all of which shall be paid by Seller; (b) assume, guarantee, change any existing guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other individual or entity; (c) make any loans or advances to any individual or entity; (d) sell, transfer, convey, mortgage, pledge, hypothecate or subject to any Liens (except Permitted Liens) any of the Assets; (e) waive or compromise any right or claim for any material amount; (f) cancel any note, loan or other material obligation owing to Seller; (g) enter into any Contract with the shareholders of Seller or any of its Affiliates, consultants, agents or assigns, or any material Contract with any other Person other than Service agreements with subscribers in the ordinary course; (h) agree to pay any new or additional compensation of any type to



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any of Seller's Representatives or to increase or modify any compensation currently so paid; (i) make any arrangement for any profit-sharing plan, retirement plan, bonus plan, severance arrangement, employee benefit plan, or any similar plan; (j) except as required by law, enter into any collective bargaining agreement, or make any commitment whatsoever to any union or other representative or party which intends to represent any Employees; (k) increase the number of Employees; (l) enter into any additional reseller agreements; or
(m) add subscribers other than in the ordinary course on terms and conditions consistent with past practices (which shall include the obtaining of satisfactory credit information, regular equipment and/or Service deposits, executed subscriber contracts, and a commitment to the provision of Service for cash consideration); provided that consistent with past practices Seller may respond in good faith and in a manner consistent with reasonable business practices to competitive service offerings initiated by its competitors. For purposes of this Section the term "material" shall mean an obligation or liability in excess of Twenty-Five Thousand Dollars ($25,000).

               4.1.4. Preserve Business and Goodwill. Seller shall use its best efforts to retain Seller's current Representatives, to preserve and maintain the Assets and the System, to preserve the Business and the goodwill of suppliers, subscribers and others dealing with Seller.

               4.1.5. Compliance with Law. Seller shall comply in all material respects with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and governmental authorities or agencies relating to Seller, the Assets or the conduct of the Business.

               4.1.6. Approvals; Consents. Seller shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, from all appropriate Federal, state and local governmental agencies or authorities necessary or required for the operation of Seller's Business as presently conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required. Without limiting the generality of the foregoing, Seller shall maintain the Authorizations in full force and effect, and shall not take any action which might have a material adverse effect on the continued effectiveness of such Authorizations. The Parties shall consult with one another concerning the process for obtaining any consent of any governmental agency or authority required to carry out the transactions contemplated hereby, and each Party shall keep each other Party reasonably informed as to the status of any communications with any governmental authority or agency concerning such consent. Seller shall not make any material commitments to any governmental authority or agency relating to any approval, consent, permit or license without Purchaser's prior written consent.

               4.1.7. Insurance. From the date hereof through the Closing Date, Seller shall maintain in full force and effect (including necessary renewals thereof) all of the insurance policies set forth on Schedule 4.1.7. From and after the Closing Date, Seller shall take all actions that may be reasonably necessary to ensure that such policies will



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continue to provide insurance coverage for claims relating to occurrences prior to the Closing Date and shall take all actions reasonably necessary to preserve or protect Seller's rights under any such policies with respect to any existing claim against Seller arising out of Seller's ownership and operation of the Assets or Business prior to the Closing Date. Seller shall provide Purchaser with information and records regarding all claims pending with respect to the Assets or Business as of the Closing Date and agrees to provide to Purchaser any additional information and records Purchaser may reasonably request regarding such claims.

               4.1.8. Books and Records. Seller's Books and Records shall be maintained in the ordinary course, on a basis consistent with past practices.

               4.1.9. Notice of Claims. Seller shall notify Purchaser promptly after it becomes aware of the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any governmental agency), or promptly upon receiving a threat of any such action, investigation, arbitration or proceeding which would, if adversely determined, materially and adversely affect (a) Seller's ability to consummate the transactions contemplated hereby or (b) the Business, System or Assets.

               4.1.10. Notice of Breaches. In the event that Seller obtains knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of the Seller contained in this Agreement, Seller shall promptly notify Purchaser of such occurrence or impending or threatened event or occurrence, and use its best efforts to prevent or to promptly remedy any such breach.

               4.1.11. Material Contracts. Seller shall not default in any material respect under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a material default under, any material Contract.

               4.1.12. No Amendment or Termination of Material Contracts. Seller shall not cause or permit, to the extent preventable by Seller, the termination, modification or amendment of any material Contract of Seller.

               4.1.13. No Sale. Seller shall not enter into any contract to sell or encumber any of its Assets other than in the ordinary course of business.

               4.1.14. Retention of Records. To the extent not previously provided, on the Closing Date, Seller shall deliver to Purchaser all the Books and Records and Contracts. In addition, for a period of three (3) years after the Closing Date, Seller shall provide Purchaser with access to any other financial records and other documents that relate to the System, the Assets or the Business that Seller has retained. Such access shall be provided during normal business hours after reasonable advance request by Purchaser.

        4.2. Covenants of Purchaser. Purchaser covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date:

               4.2.1. Consummate Transaction. Purchaser shall preserve and maintain its eligibility to be an assignee of the FCC Authorizations and use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use best efforts to assist Seller in obtaining all necessary consents and authorizations of third parties, including, without limitation, the approval of this Agreement and the transactions contemplated hereby by all governmental authorities and agencies, including the FCC and any state public utilities or public service commission, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Purchaser in order to consummate the transactions contemplated hereby.

               4.2.2. Purchaser Not to Control. Notwithstanding any other provision of this Agreement that may be construed to the contrary, pending the consummation of the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over the System. Specifically, and without limitation, the responsibility for the operation of Seller and the System shall, pending the Closing, reside with the Board of Directors of Seller, including, but not limited to, responsibility for the following matters: (a) access to and the use of the facilities of and equipment owned by Seller; (b) control of the daily operation of the System; (c) creation and implementation of policy decisions;
(d) employment and supervision of employees; (e) payment of financing obligations and expenses incurred in the operation of the System; (f) receipt and distribution of monies and profits derived from the operation of the System; and (g) execution and approval of all contracts and applications prepared and filed before regulatory agencies.

        4.3. Governmental Filings. Each of Seller and Purchaser covenant and agree from and after the execution and delivery of this Agreement to and including the Closing Date that the Parties have filed or shall file with the FCC, and, if necessary, will file with any applicable state public utilities or public service commission, or any other relevant state agency or agencies, as soon as practicable following the date hereof, joint applications requesting the approval of the transfer and assignment of the Assets to Purchaser, and, if applicable, shall file all necessary applications with the Department of Justice and/or the Federal Trade Commission pursuant to the Antitrust Improvement Acts of 1976, as amended ("HSR Act"). Each of the Parties hereto shall diligently take or cooperate in the taking of all steps which are necessary or appropriate for the prosecution and favorable consideration of such applications. The Parties covenant and agree to undertake all actions and file such material as shall be reasonably necessary or required to obtain any necessary waivers or other authority in connection with the foregoing applications.

        4.4. Forest Service Special Use Permits. Purchaser acknowledges that the U.S. Forest Service Special Use Permits ("SPU") for the Mount Princeton, Granite, Fairplay and Badger Mountain cell sites are not assignable and that, under U.S. Forest Service procedures, Purchaser will have to make application for and receive its own SPUs for each such cell site. Purchaser agrees to make application to the appropriate office of the U.S. Forest Service to obtain such SPUs within ten (10) business days of the date of this Agreement so long as Seller provides assistance and cooperation in providing all necessary documentation relating to the existing SPUs, and appropriate contact information. Receipt of new SPUs issued in the name of Purchaser shall be a condition to Closing; however, Purchaser may close at its election if it receives a written commitment from the U.S. Forest Service, in form satisfactory to Purchaser, that ensures that the SPUs will be issued in a timely manner after the Closing.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby makes the following representations and warranties to Purchaser, all of which have been relied upon by Purchaser in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Purchaser hereunder:

        5.1. Organization and Standing. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has full corporate power and authority to enter into and perform this Agreement, to own, lease and operate the System and the Assets and to carry on the Business associated with the Assets as now being conducted and proposed to be conducted by it under existing agreements, and (c) is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely effect the System, the Business or the Assets.

        5.2. Authorization and Binding Obligations. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of the board of directors of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

        5.3. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Seller will not (a) violate any provisions of the corporate charter or by-laws of Seller, (b) result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets under the provisions of any agreement or other instrument to which Seller is a party or by which the Assets or Business of Seller is bound or affected or (c) violate any laws, regulations, orders or judgments applicable to Seller.

        5.4. Title to Assets.

               5.4.1. Schedule 5.4.1 is a list of all tangible personal property included in the Assets. Seller has good and marketable title to all the tangible personal property to be transferred by it hereunder, free and clear of all Liens, except for and subject only to Permitted Liens.

               5.4.2. Schedule 5.4.2 is a list of all the Real Property. Seller has good and marketable title to all of the Real Property which it owns and is to be transferred by it hereunder, free and clear of all Liens, except for and subject only to (a) Permitted Liens listed on Schedule 5.4.2, (b) the leases listed on Schedule 5.4.2,none of which is violated by existing structures or impairs Seller's use and none of which materially impairs or pursuant to its terms would materially impair the present operations of the System or the present use of such property by Seller, and (c) those other Liens set forth in
Schedule 5.4.2. All of the Liens, other than the Permitted Liens, shall be removed on or prior to the Closing Date.

               5.4.3. The Assets include all assets (except the Excluded Assets) which are reasonably necessary to conduct the Business and operations of the System as presently conducted.

        5.5. Condition of the Equipment. The Equipment is in good operating condition and repair, ordinary wear and tear excepted, is being used for the purposes for which it was intended to be used, and to Seller's knowledge its use and operation is in material compliance with all applicable federal, state and local statutes, ordinances and regulations, including the rules and regulations of the Commission and all applicable zoning ordinances, rules and regulations, and Seller has no knowledge and has received no notice that Seller or its present use of the Equipment or any other Asset is in violation in any material respect of applicable statutes, ordinances and regulations.

        5.6. Authorizations. To Seller's knowledge, the Authorizations listed on
Schedule 5.6 are all of the licenses, permits, and other authorizations necessary to operate the System, the Business and the Assets as they are now operated. The Authorizations were duly issued in the normal course in the name of Seller and are in full force and effect. Except as set forth on Schedule 5.6, the Authorizations have not been and are unimpaired by any acts or omissions of Seller (or any of its Representatives) and the Authorizations are free and clear of any restrictions which might limit the operation of the System. The FCC actions granting the current FCC Authorizations to operate the System together with all underlying FCC construction permits have not been reversed, stayed, enjoined, set aside, annulled, or suspended and those grants have now become Final Orders.

        5.7. Contracts. Schedule 5.7 is a list of all Contracts other than Customer Agreements. Each Contract is in full force and effect, paid currently, and has not been materially impaired by any acts or omissions of Seller or any of its Representatives. Except as set forth on Schedule 5.7, no Contract requires the consent of any other contracting party to the transactions contemplated by this Agreement. Seller is not (and, to its best knowledge, no other party is) in material breach or violation of, or default under any of the Contracts. Seller is not aware of any intent by any party to any Contract to terminate or amend the terms thereof or to refuse to renew any Contract upon the expiration of its term. Seller has delivered to Purchaser true and correct copies of all the Contracts (or in the case of oral contracts, true and correct descriptions thereof). Purchaser is under no obligation to assume the obligations under those Contracts which Purchaser notifies Seller that Purchaser chooses not to assume not later than fourteen (14) days after the Parties' execution of this Agreement.

        5.8. Intellectual Property. Schedule 5.8 is a list of all Intellectual Property. No person has a right to receive a royalty or similar payment in respect of any Intellectual Property other than as indicated on Schedule 5.8 Seller has no licenses granted by or to it, or any other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property other than as indicated on Schedule 5.8 To Seller's best knowledge, Seller's use of the Intellectual Property is not infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted against or notices received by Seller alleging that such use of the Intellectual Property infringes upon or otherwise violates any rights of a third party.

        5.9. Employees; Employment Obligations. Seller and/or the System currently employs those persons in those positions and at those salaries (including benefits) as are listed on Schedule 5.9. Except as otherwise set forth on such Schedule 5.9, Seller and the System are not bound, and at no time have been bound, by any oral or written collective bargaining agreement, severance, pension, retirement, profit-sharing, 401(k), "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or other employment agreement (other than any agreements terminable on thirty (30) days' or less notice without penalty or severance obligation) with any officer, employee or consultant, nor does Seller or the System have any liability under any such agreement which was terminated previously. Seller has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the System and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. With respect to each "employee benefit plan," if any, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is now, or ever has been, maintained, contributed to, or required to be contributed to by Seller, such employee benefit plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA. Seller is not a party to, and is not affected by or, to the best of

Seller's knowledge, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of Seller or the System.

        5.10. Financial Statements. Attached hereto as Schedule 5.10 is a list of unaudited financial reports relating to the System ("Financial Statements").
Schedule 5.10 also lists documents which set forth the available historical data on System subscribers and their local and roaming minutes of use of Services ("Operating Data Statements"). On a monthly basis Seller will provide to Purchaser updated, unaudited Financial Statements and Operating Data Statements covering periods between execution hereof and the Closing Date. All Financial Statements are (or shall be) true and correct in all material respects, have been (or shall have been) prepared from the books and records of Seller and fairly present (or shall fairly present) the financial position of Seller in a manner consistent with prior periods as of the dates of such statements and the results of the Business operations and statements of cash flow for the year or interim period then ended, in each case in conformity with generally accepted accounting principles then in effect. Seller has not incurred nor is it subject to any liabilities or obligations, whether accrued, absolute or contingent, which are not required to be disclosed in the Financial Statements and are not so disclosed. All Operating Data Statements are (or shall be) accurate in all material respects.

        5.11. Litigation. Except as set forth on Schedule 5.11, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, or labor dispute ("Action"), other than rule making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Seller, threatened or anticipated against, relating to or involving (a) Seller, (b) the Assets, (c) the Business, or (d) the transactions contemplated by this Agreement. Seller is not in material default with respect to any material judgment, order, writ, injunction or decree of any court or governmental agency relating to or involving (i) Seller, (ii) the Assets, (iii) the Business, or (iv) the System, and there are no unsatisfied judgments against Seller or the Assets. There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on the Assets or the Business or the financial condition of Seller.

        5.12. Complaints. There is not, to the best of Seller's knowledge, any Commission investigation, notice of apparent liability or order of forfeiture pending or outstanding against Seller or the System respecting any violation, or allegation thereof, of any Commission rule, regulation or policy, or, to the best of Seller's knowledge, any complaint before the Commission as a result of which an investigation, notice of apparent liability or order of forfeiture may issue from the Commission relating to the System.

        5.13. Reports. Except as set forth in Schedule 5.13 hereto, Seller has filed and complied with all returns, reports and statements currently required to be filed by Seller with the Commission or with any other governmental agency with respect to the System.

Seller shall continue to make and comply with such filings until the Closing Date. All such reports, returns and statements are (or will be, in the case of future reports) substantially complete and correct as filed.

        5.14. Taxes. Except as disclosed on Schedule 5.14, Seller has filed, or caused to be filed, with the appropriate federal, state and local governmental agencies all required tax and information returns and reports which are due or required to be filed at the date hereof, and Seller has paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon to the date hereof. Except as disclosed on Schedule 5.14, Seller has no liability material in amount, contingent or otherwise, for any Taxes. Except as disclosed on Schedule 5.14 hereto, Seller has received neither notice of nor is otherwise aware of any audit or examination relating to its Taxes; nor is Seller a party to any action or proceeding by any governmental authority for assessment or collection of Taxes; nor has any claim for assessment and collection been asserted against Seller, nor has Seller executed a waiver of any statute of limitations with respect thereto. Seller has not received any notices and is not otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any Taxes other than as set forth on Schedule 5.14 hereto. No extensions of time are in effect for the assessment of deficiencies for Taxes in respect of any fiscal period.

        5.15. No Other Agreements to Sell the System or the Assets. Seller has no legal obligation, absolute or contingent, to any other person or firm to sell the Assets or to sell any capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement with respect thereto.

        5.16. Resale and Roaming Agreements. Schedule 5.16 contains a list of all resale agreements to which Seller is a party, both as reseller and as a provider of resale services to others. Schedule 5.16 also contains a list of all roaming agreements to which Seller is a party. All such resale and roaming agreements are in full force and effect and reflect terms reasonable and customary in the cellular telephone industry as of the time they were entered into.

        5.17. Environmental Matters. Except as set forth in Schedule 5.17,
5.17.0.1. there is and has been no handling of any Substances at, on, or from any Operating Site; (a) there is and has been no presence of Substances on or under any Operating Site regardless of how the Substance or Substances came to rest there; (b) no underground tanks, PCBs or asbestos-containing materials are or have been located on or under any Operating Site; (c) neither Seller nor any Person acting on behalf of Seller has released any other Person from any claims Seller might have, or have had, for any matter relating to presence or Handling of Substances at any Operating Site; (d) no Liens have been, or are, imposed on any of the Assets under any Environmental Laws; and (e) Seller has obtained all permits, licenses, registrations, and other approvals and has made all reports and notifications required under any Environmental Laws in connection with the Assets, and is in compliance in all material respects with all applicable Environmental Laws; provided, however, that the representations and warranties in this Section regarding acts or omissions by parties other than Seller are made to the best knowledge of Seller. Schedule
5.17 hereto also contains a list and brief description of all filings by Seller with, notices to Seller from, and related reports to all governmental authorities administering Environmental Laws, within three (3) years prior to the date hereof, including without limitation, filings made, corrective action taken, or citations received by Seller.

        5.18. Brokers. Seller has entered into an agreement with Daniels & Associates, Inc. to assist it with this transaction. Seller shall be solely responsible for all fees and costs payable to, or as a result of using, such broker. Seller shall not enter into any arrangement or understanding with any person or firm which will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        5.19. Miscellaneous. No representation or warranty made by Seller in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading.

        5.20. No Material Adverse Change. Since the date of the most recent Financial Statements, which is March, 1998, there has not been:

               5.20.1. any issuance, assumption or guarantee by Seller of material indebtedness other than pursuant to agreements or binding commitments in existence on the date hereof and set forth or described on Schedule 5.20.1;

               5.20.2. the creation by Seller of any Lien (other than a Permitted Lien) on any material Asset other than pursuant to agreements or binding commitments in existence on the date hereof and set forth or described on Schedule 5.20.2;

               5.20.3. any making of any loan, advance or capital contribution to or investment in any Person by Seller;

               5.20.4. any damage, destruction or other casualty loss affecting the Business or the Assets which, after giving effect to payments to Seller under applicable insurance policies, has had or is likely to have a material adverse effect on Seller, the System, or the Business; or

               5.20.5. any change by Seller in its accounting principles or methods.

                                   ARTICLE 6.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby makes the following representations and warranties to Seller, all of which have been relied upon by Seller in entering into this Agreement and the truth and accuracy of which shall constitute a condition precedent to the obligations of Seller hereunder:

        6.0.1. Organization and Standing. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (b) has full corporate power and authority to enter into and perform this Agreement, and, subject to receipt of the Consents, to own, lease and operate the System and Assets and to carry on the Business associated with the Assets as now being conducted, and (c) is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect Purchaser.

        6.1. Authorization and Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action, including any necessary approval of the entire transaction by the board of directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

        6.2. No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Purchaser will not (a) violate any provisions of the corporate charter or by-laws of Purchaser, (b) result in the breach of, or constitute a default under the provisions of any agreement or other instrument to which Purchaser is a party or by which the property of Purchaser is bound or affected or (c) violate any laws, regulations, orders or judgments applicable to Purchaser.

        6.3. Litigation. Except as set forth on Schedule 6.3, there is no Action, other than rule making proceedings affecting the cellular telephone industry generally, pending or, to the knowledge of Purchaser, threatened or anticipated against, relating to or involving Purchaser that would have a material adverse effect Purchaser's ability to consummate the transactions contemplated by this Agreement. Purchaser is not in material default with respect to any material judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Purchaser.

There is not a reasonable likelihood of an adverse determination of any pending Action which would, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

        6.4. Brokers. Neither Purchaser nor any of its Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        6.5. Purchaser Qualifications. Purchaser is legally, technically, financially and otherwise qualified under the Communications Act of 1934, as amended, to hold the FCC Authorizations and to consummate the transactions contemplated hereby. Purchaser has no knowledge of any fact that would, under existing law (including the Communications Act), disqualify Purchaser as an assignee of the FCC Authorizations.

        6.6. Financial Capability. Purchaser has available or shall have available on the Closing Date sufficient funds to consummate the transactions contemplated by t his Agreement, including without limitation, payment of the Purchase Price and Purchaser shall be solvent on the Closing Date with the financial capability to meet its other obligations when they become due.

        6.7. Knowledge of Claims. As of the date hereof, Purchaser has no actual knowledge of any breach of the representations and warranties of Seller contained in this Agreement.

        6.8. Miscellaneous. No representation or warranty made by Purchaser in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact or knowingly omits or fails to state, or will knowingly omit or fail to state, any material fact or information necessary to make such representation or warranty or any such statement not materially misleading.


                                   ARTICLE 7.

              CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

        The obligations of Seller to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        7.1. Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to Seller a certificate (signed by a senior officer of Purchaser) to the foregoing effect ("Purchaser's Closing Certificate").

        7.2. Closing Documents. Seller shall have received from Purchaser the documents and other items to be delivered by Purchaser pursuant to Section 9.2 of this Agreement.

        7.3. Opinion of Purchaser's Corporate Counsel. Purchaser shall have delivered to Seller an opinion or opinions of counsel for Seller in substantially the form attached hereto as Schedule 7.3.

        7.4. Receipt of Payment. Seller shall have received payment of the Purchase Price in accordance with Article 2 hereof.

        7.5. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the Department of Justice and/or the Federal Trade Commission pursuant to the HSR Act shall have been terminated.

        7.6. FCC Consents. The FCC and any other required Consents from government authorities shall have been granted by Final Orders.


                                   ARTICLE 8.

            CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE

        The obligations of Purchaser to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject, in the discretion of Purchaser, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

        8.1. Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller prior to or at the Closing Date. There shall be delivered to Purchaser a certificate (signed by the President or a Vice President of Seller) to the foregoing effect ("Seller's Closing Certificate").

        8.2.   Consent.  The FCC Consent shall have become a Final Order.

        8.3. Closing Documents. Purchaser shall have received from Seller the documents and other items to be delivered by Seller pursuant to Section 9.1 hereof.

        8.4. Opinion of Seller's Corporate Counsel. Seller shall have delivered to Purchaser an opinion or opinions of counsel for Seller in substantially the form attached hereto as Schedule 8.4, or such other form as is reasonably acceptable to Purchaser.

        8.5. Opinion of Seller's Regulatory Counsel. Seller shall have delivered to Purchaser an opinion of FCC counsel for Seller in substantially the form attached hereto as Schedule 8.5.

        8.6. HSR Waiting Period. Any waiting period required by the HSR Act shall have lapsed or been terminated, and any investigation of the transactions contemplated by this Agreement commenced by the Department of Justice and/or the Federal Trade Commission pursuant to the HSR Act shall have been terminated.


                                   ARTICLE 9.

                                   THE CLOSING

        On the Closing Date at the Closing Place:

        9.1. Deliveries by Seller to Purchaser. Seller shall deliver to Purchaser the following, all in a form and to the extent reasonably requested by
Purchaser:

               9.1.1. one or more assignments transferring to Purchaser (or its designee) all of Seller's interest in and to the Authorizations;

               9.1.2. one or more instruments of conveyance transferring to Purchaser (or its designee) all of Seller's interest in and to the Equipment and the Books and Records;

               9.1.3. one or more assignments or other instruments of conveyance transferring to Purchaser (or its designee) Seller's interest in and to the Intellectual Property;

               9.1.4. one or more instruments of conveyance transferring to Purchaser (or its designee) the Contracts in effect on the Closing Date;

               9.1.5. one or more executed warranty deeds and assignments in recordable form, transferring to Purchaser (or its designee) Seller's interest in and to the Real Property;

               9.1.6. one or more instruments of conveyance transferring to Purchaser (or its designee) any of the other Assets not otherwise conveyed as provided above;

               9.1.7. the opinions of Seller's counsel referenced in Sections
8.4 and 8.5 hereof;

               9.1.8. a copy of the resolutions of the board of directors of Seller approving the transactions contemplated by this Agreement certified by an appropriate officer of Seller, together with copies of the Certificate of Incorporation and By-Laws of Seller, certified by an appropriate officer of Seller; and

               9.1.9. Seller's Closing Certificate.

        9.2. Deliveries by Purchaser to Seller. Purchaser shall deliver to Seller (or its designee):

               9.2.1. one or more agreements whereby Purchaser (or its designee) assumes and agrees to perform Seller's obligations, liabilities and duties under the Assumed Liabilities;

               9.2.2. the opinion of Purchaser's counsel referenced in Section 7.3;

               9.2.3. Purchaser's Closing Certificate; and

               9.2.4. payment of the Purchase Price


                                   ARTICLE 10.

                    ACTIONS BY THE PARTIES AFTER THE CLOSING

        10.1. Transition Assistance. For a period of not more than thirty (30) days after the Closing, Seller shall provide reasonable assistance and training to Purchaser's personnel in order to help familiarize Purchaser's personnel with the operating systems of the Business, including applicable billing and customer assistance programs.

        10.2. Seller's Access to Records. After the Closing, Purchaser shall provide Seller, during normal business hours after reasonable advance request, with access to books and records of the System, Business or Assets which are reasonably required by Seller to prepare Seller's Financial Statements, complete tax returns, respond to requests for information from taxing authorities or in connection with any tax audits.

        10.3. Further Assurances. On and after the Closing Date, the Parties shall take all appropriate actions, including the execution of all documents, instruments or conveyances of any kind, which may be reasonably necessary to consummate the transactions contemplated by this Agreement, including without limitation, providing Purchaser (or its designee) with possession and operating control of the Assets and the System.


                                   ARTICLE 11.

                                 INDEMNIFICATION

        11.1. Survival. The several representations, warranties, and covenants of the Parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, shall survive the Closing Date, and shall remain operative and in full force and effect for a period of two (2) years following the Closing Date; provided, however, that the representations, warranties and agreements of (i) Seller contained in Sections 5.4 (Title to Assets), 5.6 (Authorizations), 5.14 (Taxes), and 5.17 (Environmental Matters) and (ii) Buyer contained in Section
6.2 (Authorizations) and 6.6 (Purchaser Qualifications) shall continue for the duration of any statute of limitations that is applicable to the matter that gives rise to the indemnification claim. These periods during which the Parties representations, warranties and covenants shall continue shall constitute the
 Indemnification Period,  as the case may be.

        11.2. Seller's Indemnity.

               11.2.1. During the indemnification period (or thereafter solely with respect to any claim for which indemnification has been made prior to the expiration of the indemnification period), in addition to any other indemnification provided for under this Agreement, Seller shall indemnify and hold harmless Purchaser and its Representatives and assigns from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages), fines, taxes (including, without limitation, excise and penalty taxes), penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Purchaser against Seller or asserted by third parties)) (collectively "Losses") incurred or suffered by Purchaser, its Representatives or its assigns arising out of, resulting from, or relating to:

                      11.2.1.1. Any breach of any of the representations warranties, covenants, agreements or other commitments made by Seller in this Agreement or in any agreement, certificate, exhibit or other instrument delivered by the Seller pursuant to this Agreement; and

                      11.2.1.2. Any failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Seller pursuant to this Agreement.

        11.3.         Purchaser's Indemnity.

               11.3.1. During the indemnification period (or thereafter solely with respect to any claim for which indemnification has been made prior to expiration of the indemnification period), in addition to any other indemnification provided for under this Agreement, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller and its Representatives and its assigns from and against any and all Losses incurred or suffered by Seller, its Representatives or its assigns arising out of, resulting from, or relating to:

                      11.3.1.1. Any breach of any of the representations or warranties made by Purchaser in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement; or

                      11.3.1.2. Any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement.

        11.4. Procedure. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Party pursuant to this Article 11, the Party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving prompt written notice thereof (the "Notice") which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based along with a copy of the claim or complaint, to the Party providing indemnification (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. For purposes of this Section, any notice which is sent within fifteen (15) days of the date upon which the Indemnitee learned of such Loss shall be deemed to have been a prompt notice.

               11.4.1. If the Indemnitor wishes to defend any claim for any Losses for which such Indemnitor is or may be liable, and such Indemnitor first establishes (to the reasonable satisfaction of the Indemnitee) the Indemnitor's financial ability to pay for any such Losses, then such Indemnitor may, at its own expense, defend such claim; provided that the Indemnitee may retain counsel (at the Indemnitee's expense) to monitor the defense of such claim, and may take over such defense if, during the course thereof, it reasonably appears that the Indemnitor has lost its ability to pay for any Losses threatened by such claim. If an Indemnitor assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent, which consent shall not be unreasonably withheld. If an Indemnitor fails, within thirty (30) days after the date of the Notice, to give notice to the Indemnitee of said Indemnitor's election to assume the defense thereof, said Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee.

               11.4.2. Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which any Party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee.

        11.5. Limitation on Indemnification. No Party shall be entitled to indemnification in accordance with the provisions of this Article until such time as the value of the aggregate loss or liability for which indemnification is sought exceeds the sum of Fifty Thousand Dollars ($50,000). At such time as the aggregate loss or liability for which indemnification may be sought exceeds Fifty Thousand Dollars ($50,000), the Party to be indemnified may seek indemnification for all such losses or liabilities, including the first Fifty Thousand Dollars ($50,000), provided further that in no event shall the aggregate liability of either Party for all such claims exceed Five Million Dollars ($5,000,000).

        11.6. Indemnification Payments in Cash. All payments in respect to any indemnification obligation shall be made by wire transfer of immediately available funds.

        11.7. Investigations: Waivers. The survival periods and rights to indemnification provided for in this Article 11 shall remain in effect notwithstanding any investigation at any time by or on behalf of any Party hereto or any waiver by any Party hereto of any condition to such Party's obligations to consummate the transactions contemplated hereby.

        11.8. Claims Outside the Indemnification Period. Any claim made outside the Indemnification Period shall be barred.


                                   ARTICLE 12.

                              DEFAULT AND REMEDIES

        12.1. Opportunity to Cure. If any Party believes another to be in default hereunder for breach of representations and warranties or any other reason, such Party shall provide the other with written notice specifying in reasonable detail the nature of such default. If the default has not been cured by the earlier of: (a) the Closing Date, or (b) within thirty (30) days after delivery of that notice, then the Party giving such notice may terminate this Agreement by notifying the defaulting Party and/or exercise the remedies available to such Party pursuant to this Article 12, subject to the right of the other Party to contest either such action through appropriate proceedings; provided, however, that if such breach is not capable of being cured within such period and if the breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach and such breach can reasonably be expected to be cured during the additional time period, the breaching Party shall be afforded an additional reasonable amount of time to cure such breach but not to exceed an additional sixty (60) days; provided, further, however, that Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Purchase Price to be delivered to Seller at Closing.

        12.2. Remedies. Except as otherwise provided in this Agreement, the Parties hereto shall have the right to pursue any remedy that each may have at law or in equity. Without limiting the foregoing, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the

United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not assert, as a defense against a claim for specific performance, that the Party seeking specific performance has an adequate remedy at law.


                                   ARTICLE 13.

                                   TERMINATION

        Absence of Commission Consent. This Agreement may be terminated at the option of Seller or Purchaser upon written notice to the other if the Assignment Application has not been granted by Final Order within twelve (12) months after the date of this Agreement. Neither Party may terminate this Agreement pursuant to this Section if such Party is in material default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to by such Party's action or inaction with respect to such Assignment Application.


                                   ARTICLE 14.

                              DAMAGE; RISK OF LOSS

        14.1. Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing Date. In the event of material loss or damage to the Assets prior to the Closing Date, Seller shall promptly notify Purchaser thereof and use its best efforts to repair, replace or restore the lost or damaged Assets to their former condition as soon as possible. If such repair, replacement, or restoration has not been completed prior to the Closing Date, Purchaser may, at its option:

               14.1.1. elect to consummate the Closing and make such arrangements as the Parties may reasonably agree upon to remedy such loss or damage; or

               14.1.2. elect to postpone the Closing Date, with prior consent of the Commission if necessary, for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace, or restore (or to cause to be repaired, replaced or restored) the lost or damaged Assets to their former condition. If, after the expiration of that extension period, the lost or damaged Assets have not been adequately repaired, replaced or restored, Purchaser may terminate this Agreement by notifying Seller or elect to consummate the Closing as provided in Section 14.1.1.

        For purposes of this Section, loss or damage shall be deemed "material" if the reasonable cost to repair, replace, or restore the lost or damaged property exceeds $250,000.00.

        14.2. Resolution of Disagreements. If the Parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged Assets, the adequacy of any repair, replacement, or restoration of any lost or damaged Assets, or any other matter arising under this Section, the Parties shall jointly refer the disagreement to a qualified consulting communications engineer mutually acceptable to Seller and Purchaser who is a member of the Association of Federal Communications Consulting Engineers (the Engineer ), whose decision shall be final, and whose fees and expenses shall be paid one-half by Seller and one-half by Purchaser. The Engineer shall render his decision not later than thirty (30) days after the date on which the disagreement is jointly referred.

                                   ARTICLE 15.

                                  MISCELLANEOUS

        15.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Purchaser without the prior written consent of the others, except that Purchaser, upon ten (10) days notice to Seller, may assign its right, title and interest in, to and under this Agreement to an Affiliate, provided, however that Western Wireless Corporation shall continue to guaranty performance of the assignee s obligations under this Agreement in accordance with Section 15.2. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

        15.2. Guaranty of Western Wireless Corporation. Western Wireless Corporation, as an affiliate of Purchaser, agrees that it shall ensure performance by Purchaser (or its assignee) of the obligations of Purchaser (or its assignee) under this Agreement, including the payment of the Purchase Price on the same terms and conditions as are contained in this Agreement. Except as expressly stated in this section 15.2, Western Wireless Corporation shall have no other obligation or responsibility under this Agreement.

        15.3. Notices; Transfer of Funds. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other Party shall be in writing and delivered (i) in person or (ii) by a recognized national overnight courier service, (iii) by confirmed facsimile transmission, or (iv) mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

        If to Purchaser:

               Western Wireless Corporation
               3650 131st Avenue S.E., Suite 400
               Bellevue, Washington  98006
               Attention:  Scott A. Hopper

        With a copy to:

               Stokes Lawrence, P.S.
               800 Fifth Avenue, Suite 4000
               Seattle, WA 98104-3199
               Attention: Douglas C. Lawrence

        If to Seller:

               Celludyne II, Inc.
               45590 Rancho Palmeras Drive
               Indian Wells, CA  92210
               Attention:  Jack Leeney

        With a copy to:

               Patton Boggs, L.L.P.
               2550 M Street N.W.
               Washington, D.C.  20037
               Attention:  Paul C. Besozzi

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an over-night air courier service guaranteeing next day delivery.

        15.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Delaware, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity was organized shall govern.

        15.5. Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        15.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.7. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        15.8. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        15.9. Expenses. Except as otherwise expressly provided herein, Purchaser shall be solely responsible for any sales and transfer Taxes, recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement. Each Party shall be responsible for one-half of any fees associated with filing (i) the applications for the FCC Consents and (ii) any other application for Consent required from any governmental authority. Purchaser shall pay all fees associated with any required HSR filing. Except as otherwise provided in this Agreement, Seller and Purchaser will each be liable for its own expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

        15.10. Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

        15.11. Publicity. Except as required by law or on advice of counsel, neither Party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other Party.

        15.12. Confidential Information. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Representatives and Affiliates, or as required by law, until such time as the Parties make a public announcement regarding the transaction as provided in Section 15.11 Seller and Purchaser shall not make any public disclosure of the specific terms of this Agreement, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other Party. Each Party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to Representatives and Affiliates in connection with the transactions contemplated hereby provided such Representatives and Affiliates also agree to keep such information confidential. In the event of the termination of this Agreement for any reason whatsoever, each Party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and shall use all reasonable efforts, including instructing any of its Representatives who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such Party, in any manner making it available to the general public.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized as of the day and year first above written.

                                            CELLUDYNE II, INC.


                                            By
                                            Its


                                            WWC HOLDING CO., INC.


                                            By  /s/ CREGG B. BAUMBAUGH
                                                --------------------------------
                                            Its Senior Vice President
                                                --------------------------------


GUARANTORS:

Solely as to its obligation under
Section 15.2 of this Agreement:

WESTERN WIRELESS CORPORATION


By  /s/ CREGG B. BAUMBAUGH
    --------------------------------
Its Senior Vice President
    --------------------------------

Schedules:

Excluded Assets                             -      Schedule 1.19
Inventory                                   -      Schedule 1.26
Escrow Agreement                            -      Schedule 2.2
Allocation of Purchase Price                -      Schedule 2.4
Assumed Liabilities                         -      Schedule 3.1.2
Insurance                                   -      Schedule 4.1.7
Tangible Personal Property                  -      Schedule 5.4.1
Real Property                               -      Schedule 5.4.2
Authorizations                              -      Schedule 5.6
Contracts                                   -      Schedule 5.7
Intellectual Property                       -      Schedule 5.8
Employees                                   -      Schedule 5.9
Financial Statements                        -      Schedule 5.10
Litigation - Seller                         -      Schedule 5.11
Reports                                     -      Schedule 5.13
Taxes                                       -      Schedule 5.14
Resale and Roaming Agreements               -      Schedule 5.16
Environmental Matters                       -      Schedule 5.17
Recent Indebtedness                         -      Schedule 5.20.1
Recent Liens                                -      Schedule 5.20.2
Litigation - Purchaser                      -      Schedule 6.3
Purchaser's Corporate Counsel Opinion       -      Schedule 7.3
Seller's Corporate Counsel Opinion          -      Schedule 8.4
Seller's Regulatory Counsel Opinion         -      Schedule 8.5